Exhibit 6.36

AMENDED FORBEARANCE AGREEMENT

This Amended Forbearance Agreement (this “Agreement”) is made effective as of the 30th day of September, 2017 (the “Effective Date”), between Revitalizing Auto Communities Environmental Response Trust (“RACER”) and Elio Motors, Inc. (“Elio”).

RECITALS

A.          RACER Properties LLC, an affiliate of RACER, and Elio are parties to that certain Purchase and Sale Agreement dated February 28, 2013 (the “PSA”). In connection with the PSA, Elio, as the maker, and RACER, as the holder, entered into that certain Promissory Note dated February 28, 2013, as amended by that certain First Amendment to Promissory Note dated March 17, 2015, and by that certain Third Amendment to the PSA dated May 31, 2017, which effectively extended the term of the Promissory Note to July 31, 2018 (the “Note”), whereby RACER made a loan to Elio in the original principal amount of $23,000,000 (the “Loan”). The Loan is secured by Collateral (as hereinafter defined) and further evidenced, in part, pursuant to a Security Agreement dated as of February 28, 2013 (“Security Agreement”), a Trademark Security Agreement dated as of July 1, 2017, and UCC Financing Statements and amendments (“UCC Filings”).  The Collateral is comprised of all, of Elio’s right, title and interest, without limitation, all goods, machinery, tooling, furniture, equipment, trade fixtures or any other personal property located at 7600 General Motors Boulevard, Shreveport, Parish of Caddo, Louisiana, whether now owned or hereafter acquired, together with all substitutions, renewals or replacements of and additions, improvements, accessories, replacement parts and accumulations to any and all of such goods, equipment, fixtures or personal property, together with all proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments, and all proceeds from sales, renewals, releases or other dispositions thereof, the PayPal Account number B3VEMJAKW622Q, and the Trademark Collateral (as defined in the Trademark Security Agreement) (collectively, the “Collateral”).  The Note, Security Agreement, the Trademark Security Agreement and UCC Filings, as modified to date, and other documents, instruments, certificates given and/or executed in connection with the Loan are hereinafter referred to as the “Loan Documents” and each individually as a “Loan Document.”

B.          As of the Effective Date, Elio is indebted to RACER under the Loan Documents for an amount no less than $21,126,147, plus unpaid interest, late charges, attorneys’ fees, of $10,506,809 pursuant to Section 7.3.3 of the PSA, and other charges pursuant to the Loan Documents (collectively, the “Indebtedness”).

C.          The Indebtedness is secured by the Collateral pursuant to the Loan Documents.

D.          As of the Effective Date, Elio has failed to pay to RACER in full the September 2016, October 2016, November 2016, December 2016, January 2017, February 2017, March 2017, April 2017, May 2017, June 2017, July 2017, August 2017, and September 2017 payments due under the Note, and Elio anticipates that it will fail to pay to RACER in full the October 2017 payment, November 2017 payment, and December 2017 payment due under the Note (collectively, the “Existing Defaults”).

E.          Elio also borrowed the original principal sum of $9,850,000 from GEMCAP LENDING I, LLC, (“GEMCAP”), which loan was purchased by and assigned to CH Capital Lending, LLC (hereinafter the “CH Capital Loan”). As of March 31, 2017, the outstanding principal balance due CH Capital Lending, LLC (“CH Capital”) under the CH Capital Loan is $4,381,243.25.

F.          In a “Second Loan Extension Agreement” dated April 27, 2017, Elio and CH Capital agreed to modify the CH Loan to, among other things, have Elio pay CH Capital $1,250,000 toward the principal of the CH Loan on or before Monday, July 31, 2017, if Elio’s receives proceeds of at least $25,000,000 in the aggregate from one or more offerings of Elio’s equity or debt on or before such date. If Elio fails to make the timely payment of $1,250,000, Elio shall pay to CH Capital $350,000 on or before August 1, 2017 and thereafter pay to CH Capital $50,000 per month. Elio represents and warrants that no other amendments, modifications or changes exist with respect to the CH Loan or any of the documents evidencing the CH Loan (the CH Loan Documents”).

G.          Section 12 of the March 1, 2013, Intercreditor and Subordination Agreement between GEMCAP, Elio, and RACER (“Intercreditor Agreement”) provides in relevant part that RACER be given notice and an opportunity to consent prior to CH Capital’s and Elio’s agreement to “change the terms of payment or change or extend the time of payment of, or increase, renew, exchange, amend, or alter, the terms of any of the [CH] Loan Documents.”

H.          Elio acknowledges that, as of the Effective Date, the Existing Defaults have occurred and are continuing.

I.          Elio represents it is continuing to actively seek to engage an investment banking firm to underwrite offerings of Elio equity or debt and to raise equity financing to refinance the Note in furtherance of satisfying its commitment to create jobs in Parish of Caddo, Shreveport and has requested that RACER forbear from enforcing its rights and remedies arising under the Loan Documents as a result of the Existing Defaults.

J.          Elio represents that it has continued to honor or satisfy all requests for the return of refundable deposits made by prospective Elio customers.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Incorporation of Recitals.  The foregoing Recitals are incorporated as though fully set forth herein.

2.          Loan Documents In Effect. Elio hereby expressly acknowledges and agrees that (i) the Loan Documents are in full force and effect, (ii) Elio has no claims, set offs or counterclaims against RACER relating to or arising out of the Loan or Loan Documents, (iii) Elio has no defenses, offsets or reductions against its obligation to pay the entire amount of the Indebtedness, (iv) this Agreement does not constitute a Loan Document, and (v) any default hereunder shall be deemed a breach or default under the Loan Documents and in addition to RACER’s rights and remedies under this Agreement, at law or in equity, Lender shall be entitled to pursue all of its rights and remedies under the Loan Documents by reason of such default.

3.          No Waiver.   Nothing in this Agreement, nor the execution and delivery thereof, shall operate to (i) waive, modify, impair, release, or in any manner affect Elio’s obligations under the Loan Documents, (ii) waive any breach or violation of any provision of any of the Loan Documents or waive or impair any rights or remedies of RACER against any person, firm, association, corporation or other entity liable or responsible for performance of any of the provisions, covenants, agreements, terms or conditions in any of the Loan Documents or available at law or in equity, or (iii) waive any rights or claims that RACER has under the Loan Documents against Elio or the Collateral.

4.          Forbearance. Provided that simultaneously with the execution of this Agreement, Elio pays to RACER the sum of $10,000, an additional sum of $10,000 on November 1, 2017, and an additional sum of $10,000 on December 1, 2017, then, subject to the terms and conditions of this Agreement, including the non-occurrence of a Forbearance Default (as hereinafter defined), RACER will forbear from enforcing any of its remedies under the Note and Loan Documents, and from commencing any action or proceeding against Elio or the Collateral through but in any event, not beyond December 31, 2017 (the “Forbearance Termination Date”). The payments being made simultaneously herewith and hereafter are to reimburse RACER for its administration fees and costs in connection with the Loan. Elio acknowledges that these payments do not cover and are not being applied to existing interest, arrearages and other charges due under the Loan Documents, all of which shall continue to remain and accrue after the payments are made.

5.          Forbearance Termination and Default. On or after December 31, 2017, RACER shall be free to commence any action or proceeding against Elio or the Collateral and to otherwise enforce all of its rights and remedies under the Note and Loan Documents. Furthermore, if (i) Elio shall default in any of its obligations under this Agreement including without limitation, the payments required pursuant to paragraph 4, above, or (ii) a petition in bankruptcy or other insolvency proceeding is filed by or against Elio, or (iii) any event of default set forth in the Loan Documents, PSA or under applicable law (other than the Existing Defaults) shall occur prior to the Forbearance Termination Date, or (iv) CH Capital or any other person or entity seeks to enforce rights or remedies against the Collateral or any of Elio’s property or assets, or (v) Elio breaches any representations, warranties and covenants set forth in this Agreement, the PSA or any Loan Document, or (vi) any liens, other than those currently held by CH Capital attach to or are asserted against the Collateral or any other assets of Elio, or (vii) Elio defaults under the CH Loan, or (viii) a judgment is entered against Elio; ((i) – (viii) are collectively, the “Forbearance Defaults” and individually a “Forbearance Default”), then, in any such event, RACER’s agreement of forbearance hereunder shall automatically terminate and RACER shall have the right to commence any action or proceeding and take all enforcement actions against Elio and the Collateral and to otherwise pursue any and all rights and remedies under the Loan Documents. Additionally, upon the Forbearance Termination Date or a Forbearance Default, all sums due under the Loan Documents shall immediately become due and payable.

6.          Representations, Covenants and Warranties. In consideration of RACER’s agreements set forth herein, Elio hereby covenants, represents and warrants as follows:

(a) Recitals.  The Recitals in this Agreement are true and correct in all respects.

(b)  Incorporation of Representations. All representations and warranties of Elio in the Loan Documents are incorporated herein in full by this reference and are true and correct as of the date hereof.

(c)  Corporate Power; Authorization. Elio has the corporate power, and is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

(d)  Enforceability. This Agreement and the Loan Documents are the legal, valid and binding obligations of Elio enforceable against Elio in accordance with their respective terms.

(e)  No Violation.  Elio’s execution, delivery and performance of this Agreement does not and will not (i) violate any law, rule, regulation or court order to which Elio is subject; (ii) conflict with or result in a breach of Elio’s Articles of Organization or any shareholder agreements or any agreement or instrument to which Elio is party or by which it or its assets and properties are bound, or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property of Elio, whether now owned or hereafter acquired, other than liens in favor of RACER.

(f)  Obligation Absolute. The obligation of Elio to repay the Indebtedness under the Loan Documents, together with all interest, late charges, attorneys’ fees and costs accrued thereon, is absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to payment of the Loan.

(g)  Defaults.  Borrower hereby represents and warrants that as of the date hereof, except as to the Existing Defaults, there are no existing defaults under the Note or any other Loan Document.

(h)  CH Loan.   The CH Loan is current, not in  default and no amendments or modifications to the CH Loan have been made or entered into other than or subsequent to the Second Loan Extension Agreement.

(i)   No Liens.  Other than the liens or encumbrances held by RACER, CH Capital, the note holders of the 2015 Convertible Subordinated Secured Notes, Stuart Lichter, and Schwab Industries, Inc., no other liens or encumbrances exist with respect to the Collateral or any of the other assets owned by Elio.

(j)   Payroll, Vendors, Suppliers. Elio is current on all its payroll obligations and all payables due to its vendors and suppliers. Each calendar quarter beginning with the current quarter of the Effective Date, Elio shall provide to RACER a payables due ledger.

(k)  Modifications to CH Capital Loan.  Elio will neither make nor agree to any further modifications to the CH Capital Loan without prior notice to and consent by RACER pursuant to the Intercreditor Agreement.

7.          Catch-Up Payment. If Elio receives net proceeds of at least $25,000,000 in the aggregate from one or more offerings of Elio’s equity or debt on or before December 31, 2017, then Elio shall pay to RACER, on or before November 30, 2017, the sum of the unpaid monthly amounts due to RACER, under the Note (from October 2016 to December 2017), a total of $2,619,755.50, irrespective of whether Elio pays CH Capital or CH Capital waives the receipt of Elio’s payment of the $1,250,000 toward the CH Loan on (or before) such date (per the Second Loan Extension Agreement between CH Capital and Elio).

8.          Refinancing. As of the Effective Date, Elio shall continue to diligently pursue refinancing the Note or to sell its business and shall provide RACER with a written update detailing its progress in finding a replacement lender every thirty (30) days after the Effective Date. If Elio obtains a commitment for financing (the “Replacement Financing”), Elio shall promptly enter into such Replacement Financing and, simultaneously with the receipt by Elio of the Replacement Financing, pay the outstanding Indebtedness under the Note and Loan Documents in full.

9.          Release of Claims and Waiver. Elio hereby releases, remises, acquits and forever discharges RACER and RACER’s employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, members, affiliates, predecessors, successors and assigns, subsidiary and parent corporations, and related entities (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way in connection with this Agreement and the Loan Documents, including but not limited to, claims relating to any negotiations with respect to the Loan Documents heretofore occurring (all of the foregoing hereinafter called the “Released Matters”). Elio acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Elio represents and warrants to RACER that it has not or purported to transfer, assign or otherwise convey any right, title or interest of Elio in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

10.          Waiver.

(a)          Elio agrees that, for valuable consideration which Elio acknowledges having been received herein and heretofore (including multiple forbearances), RACER shall be entitled to relief from the automatic stay under Section 362 of the Bankruptcy Code, any stay or other form of creditor restraint imposed under Section 105 or any other section of the Bankruptcy Code or any other stay or creditor restraint imposed under any other proceeding, any of which would adversely impact the rights and remedies that are available to RACER under this Agreement, the Loan Documents or applicable law. Elio, to the fullest extent permitted by law, irrevocably and unconditionally consents to such relief and hereby irrevocably and unconditionally waives its rights to object to the foregoing relief. In the event Elio files any bankruptcy or insolvency proceeding, Elio hereby consents and agrees that this Agreement shall be deemed to be a stipulation between RACER and Elio that an order providing that Elio shall not be entitled to use cash collateral (to the extent a claim is raised by Elio that any cash or other collateral actually constitute cash collateral which the RACER does not concede) in any manner shall be entered by the bankruptcy or other court, and Elio shall not oppose the entry of such an order by any bankruptcy or other court.

(b)          Elio shall not seek to modify, impair or limit the rights and remedies of RACER under sections 506(c) or 552(b) of the Bankruptcy Code or otherwise, and shall not seek to obtain credit or incur debt to be secured by a senior or equal lien on the Collateral or Trademark Collateral, or any other property which constitutes collateral of RACER pursuant to section 364(d) or otherwise.

11.          Advice of Counsel. Elio has carefully read and understands the effect of this Agreement, and has either been represented by its own counsel, or has elected to waive counsel. RACER has advised Elio that this Agreement is an important legal document and has recommended that Elio be represented by its own legal counsel in connection with this agreement. Elio acknowledges that any attorney representing RACER (whether outside counsel or staff counsel) is acting solely in the interests of RACER and that RACER’s attorney(s) have not given any legal advice to Elio or otherwise made any statement upon which Elio has relied. Elio has executed this Agreement as its free and voluntary act, without any duress, coercion or undue influence exerted by any other party.

12.          No Modification of the Note.  Other than the limited forbearance set forth herein, nothing in this Agreement shall be deemed to modify, reduce or effect Elio’s obligations under the Loan Documents.

13.          Further Assurances.  The parties agree to execute any and all additional documents that may reasonably be required in order to evidence, secure or carry out the agreements and undertakings set forth in this Agreement.

14.          Counterparts. This Agreement may be executed in multiple counterparts and by facsimile or other electronic signatures, each of which shall constitute a duplicate original, but all of which together shall constitute one and the same instrument.

15.          Applicable Law. This Agreement is executed in and shall be construed under and governed by the laws of the State of Louisiana, without regard to conflict of laws principles.

16.          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

17.          Costs of Enforcement. In the event any party to this Agreement commences any legal action to enforce its rights hereunder as a result of the breach of this Agreement by other party, the prevailing party in such action shall be entitled to recovery all of its costs and expenses in connection therewith, including all reasonable legal fees and costs.

18.          Integration. This Agreement, together with the Loan Documents, constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter. In entering into this Agreement, Elio acknowledges that it is relying on no statement, representation, warranty, covenant or agreement of any kind made by RACER or any employee or agent of RACER, except for the agreements set forth herein.

19.          Survival. All representations, warranties, covenants, agreements, undertakings, waivers and releases of Elio contained herein shall survive the termination of the forbearance agreed to hereunder.

20.          No Oral Changes. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of any party’s obligations hereunder shall be effective unless it is in writing and signed by the party intended to be bound thereby and then such amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose given.

21.          Notices. All notices, requests, consents or demands herein provided to be given or made, or which may be given or made by either Party to the other hereunder (collectively, the “Notices”), shall be given or made only in writing and shall be deemed to have been duly given: (a) when delivered personally at the address set forth below, or if delivery is rejected when delivery was attempted, or (b) on the first business day after the date sent when sent via reputable overnight courier, property addressed, prepaid and delivered to such courier’s office during its business hours, otherwise, it shall be effective the next Business Day; (c) on the date sent via facsimile or electronic mail transmission, if sent prior to 5:30 PM (eastern standard time) on a business day, and if a hard copy is deposited in the United States mail, properly addressed and first class postage prepaid, return receipt requested. The proper address to which all Notices may be given or made by either party shall be the address set forth below, or to such other address or to such other person as any party shall designate by Notice given to the other party in accordance with this paragraph. The attorneys for either party may, but shall not be required to, deliver any notice pursuant to this Agreement on behalf of their respective clients.

If to Seller: RACER Trust 500 Woodward Avenue, Suite 2650 Detroit, MI 48226 Attn: Bruce Rasher, Redevelopment Manager Facsimile: 734.879.9537 Email: brasher@racertrust.org	With a Copy to: RACER Trust 500 Woodward Avenue, Suite 2650 Detroit, MI 48226 Attn: Carl Garvey, General Counsel Facsimile: 734.879.9537 Email: cgarvey@racertrust.org
And a Copy to: Thompson & Knight LLP 900 Third Avenue New York, NY 10022 Attn: Michael V. Blumenthal, Esq. Facsimile: 214.999.9279 Email: michael.blumenthal@tklaw.com
If to Buyer: Elio Motors, Inc. 102 W. El Caminito Drive Phoenix, AZ 85021 Attn: Paul Elio Facsimile: Email: pelio@esgeng.com	With a Copy to:

22.          Waiver of Jury Trial. RACER AND ELIO  HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT THEY OR THEIR AFFILIATES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY CLAIM ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT OR OTHER DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, THE RELATIONSHIP OF RACER AND ELIO HEREUNDER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT TO RACER ACCEPTING AND ENTERING INTO THIS AGREEMENT.

[Remainder of this page left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the Effective Date.

RACER:

REVITALIZING AUTO COMMUNITIES ENVIRONMENTAL RESPONSE TRUST

By: EPLET, LLC, acting solely in its capacity as Administrative Trustee of Revitalizing Auto Communities Environmental Response Trust

By:	/s/ Elliott P. Laws
ELLIOTT P. LAWS, not individually, but acting solely in his capacity as Managing Member

ELIO:

ELIO MOTORS, INC.

By:	/s/ Paul Elio

Its:	CEO